Exhibit 99.1

Arbinet Revises Full Year 2005 Outlook

New Brunswick, NJ, June 21, 2005 –Arbinet-thexchange, Inc. (Nasdaq: ARBX), the world’s leading electronic market for trading, routing and settling communications capacity, today announced revised outlook for the full year 2005.

Over the last six weeks, Arbinet has experienced several changes in Member trading on its exchange. Specifically, Arbinet has experienced a shift in the mix of geographic markets traded by its Members. During the same period, there was an increase in the mobile traffic minutes traded on Arbinet’s exchange. Traffic to some markets, like Mexico as an example, is characterized by long average call durations and ranges from twelve to nineteen minutes per call. This contrasts with the relatively shorter length of mobile calls, which frequently average fewer than three minutes per call. The combination of the shift in the traffic mix and increase in mobile minutes has led to a decrease in the average number of minutes per call transacted on Arbinet’s exchange. As a result of the shift to shorter calls, minutes growth did not keep pace with the 30% growth in completed calls Arbinet experienced in the period January through May, 2005 compared with the same period of 2004. In addition, in May, two large buyers reduced their trading after their credit lines were suspended by Arbinet.

Assuming these same trends for the remainder of 2005, the Company now expects that fee revenues for the full year 2005 will be in the range of $46 million – $50 million, with net income in the range of $3 million – $6 million.

Based on preliminary information, the Company expects fee revenues for the second quarter 2005 will be in the range of $11.0 million – $11.5 million, with net income in the range of $0.5 million – $1.0 million. Arbinet said it expects average daily completed calls in the second quarter will be the highest of any quarter in its history and through May, completed calls were 30% greater than the same period in 2004. The Company completed 591 million calls during the first five months of 2005 compared to 456 million for the comparable period of 2004. The average call duration on thexchange is expected to be 3.9 minutes per call in the second quarter of 2005, compared to 4.2 minutes per call in the second quarter of 2004 and 4.4 minutes per call in the first quarter of 2005.

The DirectAxcessSM branded trading service, introduced on May 17, is expected to represent 2% of average daily trading volume by the end of the second quarter. The average call duration for DirectAxcessSM has averaged 7.2 minutes in the second quarter, which is 85% more than the expected overall average call duration for the second quarter of 3.9 minutes.

Curt Hockemeier, President and Chief Executive Officer of Arbinet, commented, “While we are pleased that Arbinet achieved a record for average daily completed calls in April and May 2005, the average number of minutes per call transacted on thexchange declined due to a change in the mix of geographic markets traded and an increase in mobile traffic minutes traded by Members. Our exchange is a spot market and fluctuates with geographic shifts as certain regions are characterized by longer call durations than other regions. When there is a shift in the geographic mix it can have a sudden effect on the average number of minutes per call transacted. With regard to mobile traffic, this has been one of the fastest growing communications segments worldwide for the past few years. This is a primary focus for Arbinet and our exchange members. From a trend standpoint, mobile calls transacted are typically higher in volumes with shorter call durations. The record call volumes we achieved in April and May reflect this trend and Arbinet’s increasing penetration of this segment.”

“Overall, we remain positive about Arbinet’s long-term growth prospects,” continued Hockemeier. “Our confidence is based on continued demand for our exchange platform, the strength of our customer base – which includes 9 of the world’s 10 largest carriers – the scalability of our model and Arbinet’s growth opportunities globally. We are the leading provider establishing a new market. As such, we expect continued fluctuations as customer usage varies, mobile calls continue to grow as a percentage of our traffic and customers shift geographic market trading. With that said, we believe the growth of our DirectAxcessSM service, with its longer call durations, will combine with the overall growth in completed calls to stabilize longer term growth in the voice exchange business.”

Investor Conference Call / Webcast Details

Arbinet-thexchange will discuss the contents of this press release today, Tuesday, June 21, 2005 at 5:30PM EDT. The conference call will be available at www.arbinet.com and by telephone at (201) 689-8359. A replay of the call will be available immediately following the call on Tuesday, June 21, 2005, through midnight EDT on Tuesday, June 28, 2005 by telephone at (201) 612-7415 and via the web at www.arbinet.com. The confirmation identification for both the live call and the replay is 158511.

About Arbinet

Arbinet is the leading electronic market for trading, routing and settling communications capacity. Members of the exchange, consisting primarily of communications service providers, buy and sell voice calls and Internet capacity based on route quality and price through its centralized, efficient and liquid marketplace. Members place orders through a web-based interface. Its fully automated, highly scalable trading platform matches these orders using proprietary software and delivers them through state-of-the-art facilities.

Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), including statements about the Company’s growth and future operating results, including the expected fee revenues, net income, average call duration, average daily completed calls, DirectAxcessSM trading volume for the second quarter and the full year of 2005. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward- looking statements, including, without limitation: members (in particular, significant trading members) not trading on our exchange or utilizing our new and additional services (including data on thexchange, mobile on thexchange services, and DirectAxcessSM trading service); continued volatility in the volume and mix of trading activity; our uncertain and long member enrollment cycle; the failure to manage our credit risk; failure to manage our growth; competitive factors; system failures, human error and security breaches could cause the Company to lose members and expose it to liability; future government regulation; and the Company’s ability to obtain and enforce patent protection for our methods and technologies. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s 10-K and other filings, which have been filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Chris Reid Arbinet 1.732.509.9160 creid@arbinet.com	David Pasquale Executive Vice President The Ruth Group 1.646.536.7006 dpasquale@theruthgroup.com